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                                                                     Exhibit 21

        SUBSIDIARIES OF CYBEX COMPUTER PRODUCTS CORPORATION

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Name of Subsidiary                                    State or Country of Organization
------------------                                     --------------------------------
Cybex Computer Products International, Ltd.                         Ireland

Cybex International Corporation                                     Barbados

Cybex Computertechnik, GmbH                                         Germany

Elsner Computertechnik, GmbH                                        Germany

PolyCon Data Systems, GmbH                                          Germany

PolyCon Investments, Inc., d/b/a Cybex Employment Services Co.      Texas

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